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                                                                    EXHIBIT 99.1



          ILLINOIS SUPERCONDUCTOR CLOSES $5 MILLION EQUITY FINANCING



Mount Prospect, IL (October 31, 1997) -- Illinois Superconductor Corporation (Nasdaq: ISCO) announced today that it has received $5 million of equity financing, consisting of $3.5 million from new investors, Elliott Associates, L.P. and Westgate International, L.P., and $1.5 million from existing investors, Southbrook International Investments, Ltd. and Brown Simpson Asset Management, LLC. The funds will be used for working capital and general corporate purposes, primarily to support the continued commercialization of the Company's wireless filter products.

     "These investments enhance our financial stability as we work to accomplish our strategic goals, including continued penetration of key cellular accounts; accelerated commercial deployment of our proprietary transmitter and duplexer products; and pursuit of new market opportunities," said Ted Laves, president and chief executive officer of Illinois Superconductor. "We are especially pleased to welcome our new institutional investors, Elliott Associates and Westgate International."

     In June, Illinois Superconductor entered a financing commitment with Southbrook whereby Illinois Superconductor may issue up to $15 million of convertible preferred stock in several separate tranches. This $1.5 million investment brings to $6 million the amount of stock issued to Southbrook and Brown Simpson.

     The $3.5 million from Elliott Associates and Westgate International was financed under similar terms as the Southbrook investment. The Company has also issued Elliott and Westgate warrants to purchase a total of 34,782 shares of its common stock at a 25% premium to Illinois Superconductor's recent closing prices. The warrants are exercisable over a four year time period.




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     The securities offered have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933. The shares of common stock underlying the preferred stock and warrants issued to Southbrook, Brown Simpson, Elliott Associates and Westgate International are subject to certain registration rights.

     Illinois Superconductor Corporation is a leader in the commercialization of high temperature superconducting (HTS) technology for the wireless telecommunications industry. The company develops, manufactures, and markets radio frequency (RF) products to enhance the quality and capacity of cellular telephone and other wireless telecommunications services.